News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2012 Results

 Raises Adjusted EPS Guidance for Full Year 2012

WALTHAM, Mass. (July 25, 2012) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended June 30, 2012.

Second Quarter Highlights

•	Adjusted earnings per share (EPS) grew 23% to a second quarter record of $1.22.

•	Revenue increased 9% to a second quarter record of $3.11 billion.

•	Adjusted operating income rose 16% to $590 million.

•	Adjusted operating margin expanded by 110 basis points to 19.0%.

•	Year-to-date free cash flow increased by 38% to $782 million.

•	Expanded leading mass spectrometry and FT-IR spectroscopy platforms by launching innovative new products at ASMS and ACHEMA global industry conferences.

•	Acquired specialty chemicals channel Doe & Ingalls to expand presence in the production market and, after quarter end, agreed to acquire One Lambda, the leader in transplant diagnostics.

•	Deployed $100 million to repurchase 2 million shares and, after quarter end, announced new $500 million buyback authorization.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.” Results for the company’s Laboratory Workstations business are reported as a discontinued operation for all periods presented and have also been removed from the company’s 2012 guidance.

“We executed well to deliver another strong quarter of revenue and earnings growth,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our ongoing share gain initiatives and cost actions resulted in excellent bottom-line results, leading to 23% growth in adjusted EPS.

“We are intensely focused on driving growth by continuously innovating to meet our customers’ needs in life sciences, environmental and process applications. In the quarter, we launched new Thermo Scientific technologies across our leading analytical instrument platforms, including our Exactive™ Plus mass spectrometry system, the TSQ 8000 triple quad and the Nicolet iS™50 FT-IR spectrometer.

“We also strengthened our leading portfolio by deploying our capital on strategic M&A. In the quarter, we increased our capabilities in the production market with the acquisition of a premier chemicals channel, Doe & Ingalls. Last week, we announced our agreement to acquire the global leader in transplant diagnostics, One Lambda, to expand our specialty diagnostics offering. We also announced an additional $500 million share buyback authorization, which gives us $750 million for share buybacks in the second half of the year.”

For the second quarter of 2012, adjusted EPS grew 23% to a record $1.22, versus $0.99 in the second quarter of 2011. Revenue for the quarter grew 9% to $3.11 billion in 2012, versus $2.85 billion in 2011. On a pro forma basis, as if Dionex and Phadia were owned for the entire second quarter of 2011, revenue increased 1%. The effect of currency translation decreased pro forma revenues by 3%, and the impact of acquisitions other than Dionex and Phadia was 1%, resulting in organic revenue growth of 4%. Adjusted operating income for the second quarter of 2012 increased 16% compared with the year-ago period, and adjusted operating margin expanded 110 basis points to 19.0%, compared with 17.9% in the second quarter of 2011.

GAAP diluted EPS for the second quarter of 2012 was $0.63, versus $1.36 in the same quarter last year, due primarily to gains from sales of businesses in the 2011 period. GAAP operating income for the second quarter of 2012 increased 39% to $368 million, compared with $265 million in 2011. GAAP operating margin was 11.8%, compared with 9.3% in the second quarter of 2011.

Annual Guidance for 2012

Thermo Fisher is updating its full year 2012 guidance to reflect the Laboratory Workstations business as a discontinued operation, the acquisition of Doe & Ingalls and more unfavorable foreign exchange. As a result, it now expects to generate revenue of $12.14 to $12.26 billion in 2012, resulting in 5% to 6% revenue growth year-over-year. The company is raising its adjusted EPS guidance to a new range of $4.74 to $4.84, primarily to include the factors above as well as the new stock buyback authorization, leading to 14% to 16% adjusted EPS growth over 2011.

Casper concluded, “We delivered a strong first half, thanks to excellent execution by our teams, and this puts us in a great position to meet our growth goals for the year.”

The 2012 guidance does not include the impact of the pending acquisition of One Lambda nor any future acquisitions. It reflects the Laboratory Workstations business as a discontinued operation, but does not contemplate any other potential divestitures. The guidance is based on current foreign exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s three business segments, as highlighted below.

Analytical Technologies Segment

In the second quarter of 2012, Analytical Technologies Segment revenue increased 8% to $1.00 billion, compared with revenue of $929 million in the second quarter of 2011. Segment adjusted operating income increased 10% in the second quarter of 2012, and adjusted operating margin increased to 17.5%, versus 17.1% in the 2011 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the second quarter increased 28% to $732 million in 2012, compared with revenue of $571 million in the second quarter of 2011. Segment adjusted operating income increased 47% in the second quarter of 2012, and adjusted operating margin increased to 27.2%, versus 23.8% in the 2011 quarter.

Laboratory Products and Services Segment

In the second quarter of 2012, Laboratory Products and Services Segment revenue increased 2% to $1.52 billion, compared with revenue of $1.48 billion in the second quarter of 2011. Segment adjusted operating income increased slightly in the second quarter of 2012, and adjusted operating margin was 14.2%, versus 14.5% in the 2011 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2012 excludes approximately $1.34 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the end of the second quarter of 2012. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 25, at 8:30 a.m. Eastern time. To listen, dial (866) 804-6922 within the U.S. or (857) 350-1668 outside the U.S., and use conference ID 27442368. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 24, 2012.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenue of $12 billion, we have approximately 39,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through three premier brands, Thermo Scientific, Fisher Scientific and Unity™ Lab Services, which offer a unique combination of innovative technologies, convenient purchasing options and a single solution for laboratory operations management. Our products and services help our customers solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our website under the heading “SEC Filings.”  Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general worldwide economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the acquisition of One Lambda may not materialize as expected. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (unaudited) (a)(b)	Three Months Ended
	June 30,	% of	July 2,	% of
(In millions except per share amounts)	2012	Revenues	2011	Revenues

Revenues	$3,108.1		$2,854.0
Costs and Operating Expenses:
Cost of revenues (c)	1,733.2	55.8%	1,653.4	57.9%
Selling, general and administrative expenses (d)	705.2	22.7%	661.3	23.2%
Amortization of acquisition-related intangible assets	183.4	5.9%	151.2	5.3%
Research and development expenses	94.2	3.0%	83.2	2.9%
Restructuring and other costs, net (e)	24.3	0.8%	39.8	1.4%
	2,740.3	88.2%	2,588.9	90.7%

Operating Income	367.8	11.8%	265.1	9.3%
Interest Income	6.7		6.6
Interest Expense	(57.4)		(38.9)
Other Income, Net (f)	1.3		22.0

Income Before Income Taxes	318.4		254.8
Provision for Income Taxes (g)	(26.0)		(37.7)

Income from Continuing Operations	292.4		217.1

(Loss) Income from Discontinued Operations, Net of Tax	(7.5)		0.5
(Loss) Gain on Disposal of Discontinued Operations, Net of Tax	(51.1)		305.8

Net Income	$233.8	7.5%	$523.4	18.3%

Earnings per Share from Continuing Operations:

Basic	$.80		$.57
Diluted	$.79		$.56

Earnings per Share:

Basic	$.64		$1.37
Diluted	$.63		$1.36

Weighted Average Shares:

Basic	367.0		381.9
Diluted	369.2		385.9

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$367.8	11.8%	$265.1	9.3%
Cost of Revenues Charges (c)	12.8	0.4%	15.4	0.6%
Selling, General and Administrative Costs, Net (d)	1.8	0.1%	38.0	1.3%
Restructuring and Other Costs, Net (e)	24.3	0.8%	39.8	1.4%
Amortization of Acquisition-related Intangible Assets	183.4	5.9%	151.2	5.3%

Adjusted Operating Income (b)	$590.1	19.0%	$509.5	17.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$233.8	7.5%	$523.4	18.3%
Cost of Revenues Charges (c)	12.8	0.4%	15.4	0.6%
Selling, General and Administrative Costs, Net (d)	1.8	0.1%	38.0	1.3%
Restructuring and Other Costs, Net (e)	24.3	0.8%	39.8	1.4%
Amortization of Acquisition-related Intangible Assets	183.4	5.9%	151.2	5.3%
Restructuring and Other Costs, Net – Equity Investments	1.2	0.0%	0.3	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.8	0.0%	0.8	0.0%
Other (Income) Expense, Net (f)	—	0.0%	(22.2)	-0.8%
Provision for Income Taxes (g)	(67.3)	-2.2%	(57.9)	-2.0%
Discontinued Operations, Net of Tax	58.6	2.0%	(306.3)	-10.7%

Adjusted Net Income (b)	$449.4	14.5%	$382.5	13.4%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.63		$1.36
Cost of Revenues Charges, Net of Tax (c)	0.03		0.02
Selling, General and Administrative Costs, Net of Tax (d)	—		0.10
Restructuring and Other Costs, Net of Tax (e)	0.05		0.07
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.34		0.27
Restructuring and Other Costs, Net of Tax – Equity Investments	—		—
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other (Income) Expense, Net (f)	—		(0.04)
Provision for Income Taxes (g)	0.01		—
Discontinued Operations, Net of Tax	0.16		(0.79)

Adjusted EPS (b)	$1.22		$0.99

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$507.5		$354.7
Net Cash Used in (Provided by) Discontinued Operations	3.3		(1.1)
Purchases of Property, Plant and Equipment	(65.5)		(58.1)
Proceeds from Sale of Property, Plant and Equipment	3.7		2.3

Free Cash Flow	$449.0		$297.8

Segment Data	Three Months Ended
	June 30,	% of	July 2,	% of
(In millions)	2012	Revenues	2011	Revenues

Revenues
Analytical Technologies	$999.5	32.2%	$929.2	32.6%
Specialty Diagnostics	731.9	23.5%	570.6	20.0%
Laboratory Products and Services	1,519.7	48.9%	1,483.9	52.0%
Eliminations	(143.0)	-4.6%	(129.7)	-4.6%

Consolidated Revenues	$3,108.1	100.0%	$2,854.0	100.0%

Operating Income and Operating Margin
Analytical Technologies	$174.9	17.5%	$159.0	17.1%
Specialty Diagnostics	199.3	27.2%	135.9	23.8%
Laboratory Products and Services	215.9	14.2%	214.6	14.5%

Subtotal Reportable Segments	590.1	19.0%	509.5	17.9%

Cost of Revenues Charges (c)	(12.8)	-0.4%	(15.4)	-0.6%
Selling, General and Administrative Costs, Net (d)	(1.8)	-0.1%	(38.0)	-1.3%
Restructuring and Other Costs, Net (e)	(24.3)	-0.8%	(39.8)	-1.4%
Amortization of Acquisition-related Intangible Assets	(183.4)	-5.9%	(151.2)	-5.3%

GAAP Operating Income (a)	$367.8	11.8%	$265.1	9.3%

(a)  "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). Results in all periods present the results of the laboratory workstations business as discontinued operations.
(b)  Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and discontinued operations.
(c)  Reported results in 2012 and 2011 include $11.9 and $14.6, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2012 and 2011 also include $0.9 and $0.8, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)  Reported results in 2012 include $1.5 of transaction costs related to the acquisition of One Lambda and a charge of $0.3 for revisions of estimated contingent consideration for a recent acquisition. Reported results in 2011 include $38.0 of transaction costs, net, related to the acquisitions of Dionex and Phadia.
(e)  Reported results in 2012 and 2011 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2011 also include $21.6 of cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition.
(f)   Reported results in 2011 include a gain of $32.5 on currency hedging contracts related to the acquisition of Phadia and repayment of its multi-currency debt, offset in part by fees of $10.3 to obtain a short-term financing commitment related to the Phadia acquisition.
(g)  Reported provision for income taxes includes i) $69.4 and $57.8 of incremental tax benefit in 2012 and 2011, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2012 and 2011, $2.1 and $1.4, respectively, of incremental tax provision from adjusting the company's deferred tax balances as a result of tax rate changes; and iii) in 2011, $1.5 of incremental tax benefit from resolution of tax audits.
Notes:
       Consolidated depreciation expense in 2012 and 2011 is $58.2 and $50.5, respectively.
       Consolidated equity compensation expense included in both reported and adjusted results is $20.3 and $20.3 in 2012 and 2011, respectively.

Consolidated Statement of Income (unaudited) (a)(b)	Six Months Ended
	June 30,	% of	July 2,	% of
(In millions except per share amounts)	2012	Revenues	2011	Revenues

Revenues	$6,164.9		$5,536.6
Costs and Operating Expenses:
Cost of revenues (c)	3,445.1	55.9%	3,186.3	57.5%
Selling, general and administrative expenses (d)	1,400.8	22.7%	1,263.5	22.8%
Amortization of acquisition-related intangible assets	367.3	6.0%	286.6	5.2%
Research and development expenses	185.9	3.0%	157.9	2.9%
Restructuring and other costs, net (e)	36.5	0.6%	55.0	1.0%
	5,435.6	88.2%	4,949.3	89.4%

Operating Income	729.3	11.8%	587.3	10.6%
Interest Income	13.1		11.6
Interest Expense	(115.1)		(66.7)
Other Income, Net (f)	2.2		22.1

Income from Continuing Operations Before Income Taxes	629.5		554.3
Provision for Income Taxes (g)	(56.3)		(89.7)

Income from Continuing Operations	573.2		464.6

(Loss) Income from Discontinued Operations, Net of Tax	(11.3)		5.7
(Loss) Gain on Disposal of Discontinued Operations, Net of Tax	(50.8)		305.3

Net Income	$511.1	8.3%	$775.6	14.0%

Earnings per Share from Continuing Operations:
Basic	$1.56		$1.21
Diluted	$1.55		$1.19

Earnings per Share:
Basic	$1.39		$2.01
Diluted	$1.38		$1.99

Weighted Average Shares:
Basic	367.1		385.3
Diluted	369.6		390.3

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$729.3	11.8%	$587.3	10.6%
Cost of Revenues Charges (c)	39.4	0.6%	18.3	0.3%
Selling, General and Administrative (Income) Costs, Net (d)	(5.9)	-0.1%	41.1	0.8%
Restructuring and Other Costs, Net (e)	36.5	0.6%	55.0	1.0%
Amortization of Acquisition-related Intangible Assets	367.3	6.0%	286.6	5.2%

Adjusted Operating Income (b)	$1,166.6	18.9%	$988.3	17.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$511.1	8.3%	$775.6	14.0%
Cost of Revenues Charges (c)	39.4	0.6%	18.3	0.3%
Selling, General and Administrative (Income) Costs, Net (d)	(5.9)	-0.1%	41.1	0.8%
Restructuring and Other Costs, Net (e)	36.5	0.6%	55.0	1.0%
Amortization of Acquisition-related Intangible Assets	367.3	6.0%	286.6	5.2%
Restructuring and Other Costs, Net – Equity Investments	1.2	0.0%	0.4	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	1.5	0.0%	1.5	0.0%
Other (Income) Expense, Net (f)	0.5	0.0%	(22.2)	-0.4%
Provision for Income Taxes (g)	(129.9)	-2.1%	(99.7)	-1.8%
Discontinued Operations, Net of Tax	62.1	1.0%	(311.0)	-5.6%

Adjusted Net Income (b)	$883.8	14.3%	$745.6	13.5%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.38		$1.99
Cost of Revenues Charges, Net of Tax (c)	0.08		0.03
Selling, General and Administrative (Income) Costs, Net of Tax (d)	(0.01)		0.10
Restructuring and Other Costs, Net of Tax (e)	0.07		0.10
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.69		0.51
Restructuring and Other Costs, Net of Tax – Equity Investments	—		—
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other (Income) Expense, Net (f)	—		(0.04)
Provision for Income Taxes (g)	0.01		0.02
Discontinued Operations, Net of Tax	0.17		(0.80)

Adjusted EPS (b)	$2.39		$1.91

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$899.5		$693.3
Net Cash Used in (Provided by) Discontinued Operations	9.2		(12.5)
Purchases of Property, Plant and Equipment	(134.7)		(117.4)
Proceeds from Sale of Property, Plant and Equipment	7.7		3.2

Free Cash Flow	$781.7		$566.6

Segment Data	Six Months Ended
	June 30,	% of	July 2,	% of
(In millions)	2012	Revenues	2011	Revenues

Revenues
Analytical Technologies	$2,005.7	32.5%	$1,759.4	31.8%
Specialty Diagnostics	1,463.8	23.7%	1,147.9	20.7%
Laboratory Products and Services	2,980.1	48.3%	2,886.5	52.1%
Eliminations	(284.7)	-4.5%	(257.2)	-4.6%

Consolidated Revenues	$6,164.9	100.0%	$5,536.6	100.0%

Operating Income and Operating Margin
Analytical Technologies	$360.2	18.0%	$296.0	16.8%
Specialty Diagnostics	386.2	26.4%	278.7	24.3%
Laboratory Products and Services	420.2	14.1%	413.6	14.3%

Subtotal Reportable Segments	1,166.6	18.9%	988.3	17.9%

Cost of Revenues Charges (c)	(39.4)	-0.6%	(18.3)	-0.3%
Selling, General and Administrative Income (Costs), Net (d)	5.9	0.1%	(41.1)	-0.8%
Restructuring and Other Costs, Net (e)	(36.5)	-0.6%	(55.0)	-1.0%
Amortization of Acquisition-related Intangible Assets	(367.3)	-6.0%	(286.6)	-5.2%

GAAP Operating Income (a)	$729.3	11.8%	$587.3	10.6%

(a)  "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). Results in all periods present the results of the laboratory workstations business as discontinued operations.
(b)  Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and discontinued operations.
(c)  Reported results in 2012 and 2011 include $37.9 and $16.6, respectively, of charges for the sale of inventories revalued at the date of acquisition.  Reported results in 2012 and 2011 also include $1.5 and $1.7, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)  Reported results in 2012 include $7.6 of gain from settlement with product liability insurer offset in part by $1.4 of transaction costs, net primarily related to the acquisition of One Lambda and a charge of $0.3 for revisions of estimated contingent consideration for a recent acquisition. Reported results in 2011 include $41.1 of transaction costs related to the acquisitions of Phadia and Dionex.
(e)  Reported results in 2012 and 2011 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.  Reported results in 2011 also include $21.6 of cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition.
(f)   Reported results in 2012 include $0.5 of loss on extinguishment of debt facilities associated with the termination and replacement of the company's prior revolving credit agreements.  Reported results in 2011 include a gain of $32.5 on currency hedging contracts related to the acquisition of Phadia and repayment of its multi-currency debt, offset in part by fees of $10.3 to obtain a short-term financing commitment related to the Phadia acquisition.
(g)  Reported provision for income taxes includes i) $133.8 and $106.4 of incremental tax benefit in 2012 and 2011, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2012 and 2011, $3.9 and $8.2, respectively, of incremental tax provision from adjusting the company's deferred tax balances as a result of tax rate changes; and iii) in 2011, $1.5 of incremental tax benefit from resolution of tax audits.
Notes:
       Consolidated depreciation expense in 2012 and 2011 is $116.8 and $98.6, respectively.
       Consolidated equity compensation expense included in both reported and adjusted results is $37.5 and $41.9 in 2012 and 2011, respectively.

Condensed Consolidated Balance Sheet (unaudited)
	June 30,	December 31,
(In millions)	2012	2011

Assets
Current Assets:
Cash and cash equivalents	$732.3	$1,016.3
Short-term investments	4.3	4.3
Accounts receivable, net	1,803.5	1,783.1
Inventories	1,390.7	1,330.1
Other current assets	736.2	688.1

Total current assets	4,667.0	4,821.9

Property, Plant and Equipment, Net	1,602.5	1,611.3

Acquisition-related Intangible Assets	7,516.5	7,815.9

Other Assets	545.5	611.3

Goodwill	12,029.8	11,973.3

Total Assets	$26,361.3	$26,833.7

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$786.2	$1,272.8
Other current liabilities	1,917.0	1,840.3

Total current liabilities	2,703.2	3,113.1

Other Long-term Liabilities	2,817.8	2,927.3

Long-term Obligations	5,745.9	5,755.2

Total Shareholders' Equity	15,094.4	15,038.1

Total Liabilities and Shareholders' Equity	$26,361.3	$26,833.7

Condensed Consolidated Statement of Cash Flows (unaudited)	Six Months Ended
	June 30,	July 2,
(In millions)	2012	2011

Operating Activities

Net income	$511.1	$775.6
Loss (income) from discontinued operations	11.3	(5.7)
Loss (gain) on disposal of discontinued operations	50.8	(305.3)
Income from continuing operations	573.2	464.6

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	484.1	385.2
Change in deferred income taxes	(115.2)	(78.6)
Other non-cash expenses, net	87.1	67.8
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(120.5)	(158.2)

Net cash provided by continuing operations	908.7	680.8
Net cash (used in) provided by discontinued operations	(9.2)	12.5

Net cash provided by operating activities	899.5	693.3

Investing Activities
Acquisitions, net of cash acquired	(178.7)	(2,091.3)
Purchases of property, plant and equipment	(134.7)	(117.4)
Proceeds from sale of property, plant and equipment	7.7	3.2
Other investing activities, net	1.0	10.9

Net cash used in continuing operations	(304.7)	(2,194.6)
Net cash provided by discontinued operations	—	828.7

Net cash used in investing activities	(304.7)	(1,365.9)

Financing Activities
Net proceeds from issuance of debt	0.2	2,174.4
Decrease in commercial paper, net	(499.5)	—
Settlement of convertible debt	—	(452.0)
Redemption and repayment of long-term obligations	(1.5)	(0.5)
Dividends paid	(47.7)	—
Purchases of company common stock	(400.0)	(762.5)
Net proceeds from issuance of company common stock	63.8	141.8
Tax benefits from stock-based compensation awards	8.2	15.4
Increase in short-term notes payable	15.2	9.2
Other financing activities, net	(7.7)	—

Net cash (used in) provided by financing activities	(869.0)	1,125.8

Exchange Rate Effect on Cash	(9.8)	(14.2)

(Decrease) Increase in Cash and Cash Equivalents	(284.0)	439.0
Cash and Cash Equivalents at Beginning of Period	1,016.3	917.1

Cash and Cash Equivalents at End of Period	$732.3	$1,356.1

Free Cash Flow (a)	$781.7	$566.6

(a)  Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.